AutoChina International Limited

Executive Employment Agreement

This EXECUTIVE EMPLOYMENT AGREEMENT (the " Agreement "), entered into as of April 9, 2012, by and between AutoChina International Limited, a company organized under the laws of the Cayman Islands (the " Company ") and Xing Wei (the " Executive ") (collectively, the " Parties ").

RECITALS

A.          The Company desires to employ the Executive as its Chief Operating Officer and to assure itself of the services of the Executive for the Period of Employment (as defined below).

B.          The Executive desires to be employed by the Company as its Chief Operating Officer for the Period of Employment and upon the terms and conditions of this Agreement.

AGREEMENT

ACCORDINGLY, the Parties agree as follows:

1.              Term of Employment. The Company shall employ the Executive to render services to the Company in the position and with the duties and responsibilities described in Section 2 for a period of three (3) years starting from the date of this Agreement (the " Period of Employment "), unless the Period of Employment is terminated sooner in accordance with Sections 4 or 5 below or extended upon mutual agreement of the Parties.

2.            Position, Duties, Responsibilities.

2.1           Position . The Executive shall render services to the Company in the position of Chief Operating Officer and shall perform all services appropriate to that position as well as such other services as may reasonably be assigned by the Company, including serving as the Chief Operating Officer of Hebei Chuanglian Trade Co., Ltd. ( 河北创联贸易有限公司 ), an indirectly wholly-owned subsidiary of the Company established in the People's Republic of China (the " PRC ") (" Chuanglian ") and any other direct or indirect subsidiary of the Company. The Executive's principal place of employment shall be at any location decided by the board of directors of the Company. The Executive shall devote his best efforts and full-time attention to the performance of his duties. The Executive shall report to the board of directors of the Company.

2.2           Other Activities . Except upon the prior written consent of the board of directors of the Company, the Executive shall not (i) accept any other employment (except for academic employment, position in industrial or professional associations, non-executive director of other companies which do not compete with the Company's business provided that such other companies purchase director liability insurance), (ii) engage, invest or assist, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be in conflict with, or that might place the Executive in a conflicting position to that of the Company or (iii) act as the legal representative or an executive officer of another company (excluding any affiliates of the Company) within or outside the PRC.

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2.3           Execution of Chuanglian Employment Agreement . The Executive shall upon request of the Company execute an employment agreement with Chuanglian or any other direct or indirect subsidiary of the Company (in each case, a " Subsidiary Employment Agreement ") in accordance with PRC laws and regulations, in the form substantially identical to this Agreement except for adjustments or alterations required to comply with the relevant laws and regulations of the PRC.

3.            Compensation and Holiday. In consideration of the services to be rendered under this Agreement, the Executive shall be entitled to the following:

3.1           Base Salary . The Company and the Executive shall agree to a " Base Salary, " subject to adjustment in accordance with Section 3.2 below. The Base Salary shall be paid in accordance with the Company's regularly established payroll practices.

3.2           Salary Adjustment . The Executive's Base Salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be adjusted in the sole discretion of the Company.

3.3           Benefits . The Executive shall be eligible to participate in the benefits made generally available by the Company to similarly-situated executives, in accordance with the benefit plans established by the Company (including the Company’s Equity Incentive Plan), and as may be amended from time to time in the Company's sole discretion.

3.4           Bonus . The Executive shall not be entitled to any bonus unless otherwise approved by the board of directors of the Company in its sole discretion.

3.5           Holidays . The Executive shall be entitled, in addition to applicable statutory public holidays, to take (14) working days as paid holiday in each full calendar year. If the Executive's employment commences or terminates part way through a calendar year, his entitlement to holidays will be assessed on a pro-rata basis in accordance with the Company's holiday policy, as it may change from time to time.

3.6           Insurance . The Company shall purchase life insurance and medical insurance for the Executive pursuant to applicable standards.

3.7           Others . The salary and welfare provided respectively in the Subsidiary Employment Agreements and this Agreement shall not be cumulative. If there is any discrepancy between the above provisions in Article 3 herein and the salary and other welfare provided in the Subsidiary Employment Agreements, the Executive shall, in addition to the salary and welfare provided in the Subsidiary Employment Agreements, be entitled to the additional amount of the salary and welfare (if any) provided in this Agreement only to the extent it exceeds those provided in the Subsidiary Employment Agreements.

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4.            Termination By Company.

4.1           Termination for Cause . For purposes of this Agreement, " For Cause " shall mean the occurrence of any of the following, subject only to any statutory requirement of any applicable law: (i) the failure of the Executive to properly carry out his duties after notice by the Company of the failure to do so and a reasonable opportunity for the Executive to correct the same within a reasonable period specified by the Company; (ii) any breach by the Executive of one or more provisions of any written agreement with, or written policies of, the Company or his fiduciary duties to the Company likely to cause material harm to the Company and its affiliates, at the Company's reasonable discretion, or (iii) any theft, fraud, dishonesty or serious misconduct by the Executive involving his duties or the property, business, reputation or affairs of the Company and its affiliates. The Company may terminate the Executive's employment For Cause at any time, without any advance notice or payment in lieu of notice. The Company shall pay to the Executive all compensation prescribed under Section 3 hereof to which the Executive is entitled up through the date of termination, subject to any other rights or remedies of the Company under law, and thereafter all obligations of the Company under this Agreement shall cease.

4.2           By Death . The Executive's employment shall terminate automatically upon the Executive's death. The Company shall pay to the Executive's beneficiaries or estate, as appropriate, any compensation then due and owing under Section 3 hereof to which the Executive is entitled up through the date of termination, subject to any other rights or remedies of the Company under law, and thereafter all obligations of the Company under this Agreement shall cease. Nothing in this section shall affect any entitlement of the Executive's heirs or devisees to the benefits of any life insurance plan or other applicable benefits, if any. If the Executive dies during the course of or in connection with the performance of his duty, subject to applicable laws, the Company shall pay to the Executive's beneficiaries or estate, as appropriate, a special compensation not exceeding the annual Base Salary as provided in Article 3.1 above, as decided by the board of directors of the Company.

4.3           By Disability . If the Executive becomes eligible for the Company's long-term disability benefits or if, in the sole opinion of the Company, the Executive is unable to carry out the responsibilities and functions of the position held by the Executive by reason of any physical or mental impairment for more than ninety (90) consecutive days or more than one hundred twenty (120) days in any twelve-month period, then, to the extent permitted by law, the Company may terminate the Executive's employment. The Company shall pay to the Executive all compensation prescribed under Section 3 hereof to which the Executive is entitled up through the date of termination, and thereafter all obligations of the Company under this Agreement shall cease. Nothing in this section shall affect the Executive's rights under any disability plan in which the Executive is a participant, if any.

4.4           Other Termination by Company . In addition to Sections 4.1 through 4.3, the Company may at any time terminate the employment of the Executive without cause by giving one (1) month written notice to the Executive, in which case the Executive will be eligible to receive an amount equal to three (3) months of the then-current Base Salary of the Executive payable in the form of salary continuation. Such severance shall be reduced by any remuneration paid to the Executive because of the Executive's employment or self-employment during the severance period, and the Executive shall promptly report all such remuneration to the Company in writing. The Executive's eligibility for severance is conditioned on the Executive having first signed a Termination Certificate in the form attached as Exhibit A . The Executive shall not be entitled to any severance payments if the Executive's employment is terminated For Cause, by death or by disability (as provided above) or if the Executive's employment is terminated by the Executive for any reason other than Good Reason, as defined below.

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5.            Termination By Executive.

5.1           Termination by Executive other than for Good Reason . The Executive may terminate employment with the Company at any time for any reason or no reason at all, upon three (3) months' advance written notice. During such notice period the Executive shall continue to diligently perform all of the Executive's duties hereunder. The Company shall have the option, in its sole discretion, to make the Executive's termination effective at any time prior to the end of such notice period as long as the Company pays the Executive all compensation under Section 3 hereof to which the Executive is entitled up through the last day of the three (3) months' notice period. Thereafter all obligations of the Company shall cease. Unless the Executive terminates his employment for Good Reason, as provided in Section 5.2, no severance or other separation benefits shall be paid to the Executive.

5.2           Termination for Good Reason After Change in Control . The Executive's termination shall be for Good Reason (as defined below) if the Executive provides written notice to the Company of the Good Reason within three (3) months of the event constituting Good Reason and provides the Company with a period of twenty (20) days to cure the Good Reason and the Company fails to cure the Good Reason within that period. For purposes of this Agreement, " Good Reason " shall mean a material reduction in the Executive's Base Salary, except for reductions that are comparable to reductions generally applicable to similarly situated executives of the Company if (i) such reduction is effected by the Company without the consent of the Executive and (ii) such event occurs within three (3) months after a Change in Control (as hereinafter defined). For purposes of this Agreement, a " Change in Control " of the Company shall be deemed to have occurred when: (i) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the shareholders of the Company immediately prior thereto holding fifty percent (50%) or more of the outstanding voting securities of the Company or the surviving entity immediately after such merger or consolidation; or (ii) the shareholders of the Company approve either a plan of liquidation or dissolution of the Company or an agreement for the sale, lease, exchange or other transfer or disposition by the Company of fifty-percent (50%) or more of the Company's assets. If the Executive terminates his employment for Good Reason, the Executive will be eligible to receive an amount equal to one (1) month of the Executive's then-current Base Salary payable in the form of salary continuation. Thereafter all obligations of the Company or its successor under this Agreement shall cease. Any severance shall be reduced by any remuneration paid to the Executive because of the Executive's employment or self-employment during the severance period, and the Executive shall promptly report all such remuneration to the Company or its successor in writing. The Executive's eligibility for severance is conditioned on the Executive having first signed a Termination Certificate in the form attached as Exhibit A .

6.            Termination Obligations.

The Executive agrees that on or before termination of employment, he will promptly return to the Company all documents and materials of any nature pertaining to his work with the Company, including all originals and copies of all or any part of any Proprietary Information or Inventions (as defined below) along with any and all equipment and other tangible and intangible property of the Company. The Executive agrees not to retain any documents or materials or copies thereof containing any Proprietary Information or Inventions.

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The Executive further agrees that: (i) all representations, warranties, and obligations under Articles 6, 7, 8, 10, 11, 12, 14.1, 14.2 and 14.3 contained in this Agreement shall survive the termination of the Period of Employment; (ii) the Executive's representations, warranties and obligations under Articles 6, 7, 8, 10, 11, 12, 14.1, 14.2 and 14.3 shall also survive the expiration of this Agreement; and (iii) following any termination of the Period of Employment, the Executive shall fully cooperate with the Company in all matters relating to his continuing obligations under this Agreement, including but not limited to the winding up of pending work on behalf of the Company, the orderly transfer of work to the other employees of the Company, and the defense of any action brought by any third party against the Company that relates in any way to the Executive's acts or omissions while employed by the Company. The Executive also agrees to sign and deliver the Termination Certificate attached hereto as Exhibit A prior to his termination of employment with the Company.

7.            Post-Termination Activity.

7.1           No Use of Proprietary Information . The Executive acknowledges that the pursuit of the activities forbidden by this subsection would necessarily involve the use or disclosure of Proprietary Information in breach of this Agreement, but that proof of such a breach would be extremely difficult. To forestall such disclosure, use, and breach, and in consideration of the employment under this Agreement, the Executive also agrees that while employed by the Company, and for a period of one (1) year after termination of the Executive's employment, the Executive shall not, directly or indirectly:

(i)          divert or attempt to divert from the Company or any Affiliate (" Affiliate " shall mean any person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such entity). For the purposes of this definition " control " means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, and includes (x) ownership directly or indirectly of 50% or more of the shares in issue or other equity interests of such person, (y) possession directly or indirectly of 50% or more of the voting power of such person or (z) the power directly or indirectly to appoint a majority of the members of the board of directors or similar governing body of such person, and the terms " controlling " and " controlled " have meanings correlative to the foregoing) any business of any kind in which it is engaged, including, without limitation, soliciting business from or performing services for, any persons, company or other entity which at any time during the Executive's employment by the Company is a client, supplier, or customer of the Company or prospective client, supplier, or customer of the Company if such business or services are of the same general character as those engaged in or performed by the Company;

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(ii)          solicit or otherwise induce any person to terminate his employment or consulting relationship with the Company or any Affiliate; and

(iii)         engage, invest or assist in any business activity that directly or indirectly competes with any business plan of the Company or any Affiliate.

In addition, because the Executive acknowledges the difficulty of establishing when any intellectual property, invention, or proprietary information is first conceived or developed by the Executive, or whether it results from access to Proprietary Information or the Company equipment, supplies, facilities, or data, the Executive agrees that any intellectual property, invention, or proprietary information shall be reported to the Company and, unless proven otherwise to the reasonable satisfaction of the Company, shall be presumed to be an Invention for the purpose of this Agreement and shall be subject to all terms and conditions hereof, if reduced to practice by the Executive or with the aid of the Executive within one (1) year after termination of the Period of Employment.

7.2           No Competition . Notwithstanding Section 7.1 above, while employed by the Company and for a period equal to the greater of one (1) year after the termination of the Executive's employment with the Company for any reason whatsoever, the Executive shall not, directly or indirectly, as an executive, employer, employee, consultant, agent, principal, partner, manager, stockholder, officer, director, or in any other individual or representative capacity, engage or participate in any business within the PRC and/or Hong Kong that is competitive with the business of the Company or any Affiliate. Notwithstanding the foregoing, the Executive may own less than one percent (1%) of any class of stock or security of any corporation listed on an internationally recognized securities exchange which competes with the Company.

7.3           Enforceability . The covenants of this Article 7 are several and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any provision of this Article 7 relating to the time period or geographic area of the restrictive covenants shall be declared by a court of competent jurisdiction to exceed the maximum time period or geographic area, as applicable, that such court deems reasonable and enforceable, then this Agreement shall automatically be considered to have been amended and revised to reflect the maximum time period or geographic area that such court deems enforceable.

7.4           Independent Covenants . All of the covenants in this Article 7 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Executive against the Company or any of its Affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.

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8.            Proprietary Information.

The Executive agrees during his employment with the Company and within three (3) years thereafter, to hold in strictest confidence and trust, and not to use or disclose to any person, firm or corporation any Proprietary Information without the prior written consent of the Company, except as necessary in carrying out his duties as an employee of the Company for the benefit of the Company. " Proprietary Information " means any information of a proprietary, confidential or secret nature that may be disclosed to the Executive that relates to the business of the Company or of any parent, subsidiary, Affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold information of such party in confidence (" Relevant Parties "). Such Proprietary Information includes, but is not limited to, Inventions (as defined below), research, product plans, products, services, business strategies, personnel information, customer lists, customers, markets, technical information, forecasts, marketing, finances or other business information of the Company and its Affiliates. This information shall remain confidential whether it was disclosed to the Executive either directly or indirectly in writing, orally or by drawings or observation. The Executive understands that Proprietary Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of the Executive or others who were under confidentiality obligations as to the items involved.

9.            Former Employer Information.

The Executive agrees that he will not, during his employment with the Company, improperly use or disclose any proprietary information or trade secrets, or bring onto the premises of the Company any unpublished document or proprietary information belonging to any former or concurrent employer or other person or entity (excluding Chuanglian and any other direct or indirect subsidiary of the Company).

10.          Third Party Information.

The Executive recognizes that the Company has received and in the future will receive confidential or proprietary information from third parties. The Executive agrees to hold all such confidential or proprietary information in the strictest confidence and trust, and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out his work for the Company consistent with the Company's agreement with such third party.

11.           No Conflict.

The Executive represents and warrants that the Executive's execution of this Agreement, his employment with the Company, and the performance of his proposed duties under this Agreement shall not violate any obligations he may have to any former employer or other party, including any obligations with respect to proprietary or confidential information or intellectual property rights of such party.

12.           Inventions.

12.1          Inventions Retained and Licensed . The Executive has attached, as Exhibit C , a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by the Executive prior to the Executive's employment with the Company (" Prior Inventions "), which belong to the Executive, and which relate to the Company's actual and/or proposed business, products or research and development. If, in the course of his employment with the Company, the Executive incorporates into a Company product, process or machine a Prior Invention owned by the Executive or in which the Executive has an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

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12.2           Assignment of Inventions . The Executive agrees that he will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby irrevocably assign to the Company, or its designee, all the Executive's right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, drawings, discoveries, ideas, formulas, processes, compositions of matter, software, databases, mask works, computer programs (including all source codes) and related documentation, algorithms, engineering and reverse engineering, technology, hardware configuration information, logos, trade names, trademarks, patents, patent applications, copyrights, trade secrets or know-how, which the Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice (" Inventions "), while the Executive is employed by the Company. The Executive further acknowledges that all original works of authorship which are made by the Executive (solely or jointly with others) within the scope of and during his employment with the Company and which are protectible by copyright are " works made for hire ," as that term is defined in the United States Copyright Act and that the Company will be considered the author and owner of such works. The Executive understands and agrees that the decision whether or not to commercialize or market any Invention developed by the Executive solely or jointly with others is within the Company's sole discretion and for the Company's sole benefit and that no royalty will be due to the Executive as a result of the Company's efforts to commercialize or market any such Invention.

12.3           Waiver of Moral Rights . To the utmost extent legally permitted, the Executive also hereby forever waives and agrees never to assert any and all Moral Rights (as defined below) he may have in or with respect to any Invention, even after termination of his work on behalf of the Company. " Moral Rights " mean any rights to claim authorship of an Invention to object to or prevent the modification of any Invention, or to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a " moral right ."

12.4           Maintenance of Records . The Executive agrees to keep and maintain adequate and current written records of all Inventions made by the Executive (solely or jointly with others) during the Executive's employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be provided to, and remain the sole property of, the Company at all times.

12.5           Patent and Copyright Registrations . The Executive agrees to assist the Company, or its designee, at the Company's expense, in every proper way, to secure the Company's rights in the Inventions and any copyrights, patents, mask work rights, trade secret rights or other intellectual property rights relating thereto in any and all countries. The Executive will disclose to the Company all pertinent information and data which the Company deems necessary for the execution of all applications, specifications, oaths, assignments and execute all instruments necessary to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees, the sole and exclusive right, title and interest in and to such Inventions, and any copyrights, patents, mask work rights, or other intellectual property rights relating thereto. The Executive further agrees that the Executive's obligation to execute or cause to be executed, when it is in the Executive power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable, because of the Executive's mental or physical incapacity or for any other reason, to secure his signature to apply for or to pursue any application for any patents or copyright registrations covering the Inventions assigned to the Company as above, then the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact, to act for and in the Executive's behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters, patent or copyright registrations thereon with the same legal force and effect as if executed by the Executive.

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13.            Alternative Dispute Resolution.

The Company and Executive mutually agree that any controversy or claim arising out of or relating to this Agreement or the breach thereof, or any other dispute between the parties, shall be submitted to mediation before a mutually agreeable mediator, which cost is to be borne equally by the parties hereto. In the event the Parties fail to agree on a mediator, or mediation is unsuccessful in resolving the claim or controversy within one (1) month after the commencement of mediation, such claim or controversy shall be resolved by arbitration in Hong Kong under the auspices of the Hong Kong International Arbitration Centre.

14.            Miscellaneous.

14.1           Continuing Obligations . The obligations in this Agreement will continue in the event that the Executive is hired, renders services to or for the benefit of or is otherwise retained at any time by any present or future Affiliates of the Company. Any reference to the Company in this Agreement will include such Affiliates. Upon the expiration or termination for any reason whatsoever of this Agreement, the Executive shall forthwith resign from any employment of office with an Affiliate of the Company unless the board of directors of the Company requests otherwise.

14.2           Notification . The Executive hereby authorizes the Company to notify his actual or future employers of the terms of this Agreement and his responsibilities hereunder.

14.3           Name and Likeness Rights . The Executive hereby authorizes the Company to use, reuse, and to grant others the right to use and reuse, his name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any media now known or hereafter developed (including but not limited to film, video and digital or other electronic media), both during and after his employment, for whatever purposes the Company deems necessary.

14.4           Injunctive Relief . The Executive understands that in the event of a breach or threatened breach of this Agreement by him, the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement.

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14.5           Legal Fees . In any dispute arising under or in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees.

14.6           Entire Agreement . This Agreement, including the exhibits attached hereto, is intended to be the final, complete, and exclusive statement regarding their subject matter, except for other agreements specifically referenced herein. Unless otherwise specifically provided for herein, this Agreement supersedes all other prior and contemporaneous agreements and statements pertaining to this subject matter, and may not be contradicted by evidence of any prior or contemporaneous statements or agreements. To the extent that the practices, policies, or procedures of the Company, now or in the future, apply to the Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.

14.7           Amendments, Renewals and Waivers . This Agreement may not be modified, amended, renewed or terminated except by an instrument in writing, signed by the Executive and by a duly authorized representative of the Company other than the Executive. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

14.8           Assignment; Successors and Assigns . The Executive agrees that he will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall the Executive's rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest. In the event of a change in ownership or control of the Company, the terms of this Agreement will remain in effect and shall be binding upon any successor in interest. Notwithstanding and subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

14.9           Notices . All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or by nationally recognized courier or mailed by registered mail (postage prepaid, return receipt requested) or by telecopy to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

To:	Company
Contact Address:	AutoChina International Limited
No. 322 Zhongshan East Road, Shijiazhuang City
Hebei Province 050011, People’s Republic of China
Attention:	Chief Operating Officer

To:	Executive
Contact Address:	AutoChina International Limited
No. 322 Zhongshan East Road, Shijiazhuang City
Hebei Province 050011, People’s Republic of China
Attention:	Xing Wei

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14.10           [Reserved.]

14.11           Waiver of Immunity . To the extent that any Party (including its assignees of any such rights or obligations hereunder) may be entitled, in any jurisdiction, to claim for itself (or himself or herself) or its revenues or assets or properties, immunity from service of process, suit, the jurisdiction of any court, an interlocutory order or injunction or the enforcement of the same against its property in such court, attachment prior to judgment, attachment in aid of execution of an arbitral award or judgment (interlocutory or final) or any other legal process, and to the extent that, in any such jurisdiction there may be attributed such immunity (whether claimed or not), such Party hereby irrevocably waive such immunity .

14.12           Severability; Enforcement . If any provision of this Agreement, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced (by blue-penciling or otherwise) to the maximum extent permissible under applicable law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

14.13           Governing Law . This Agreement shall in all respects be construed and enforced in accordance with and governed by the laws of Hong Kong.

14.14           Interpretation . This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular. References to one gender include both genders.

14.15           Obligations Survive Termination of Employment . The Executive agrees that any and all of the Executive's obligations under this Agreement capable of execution after the termination of the Executive employment, including but not limited to those contained in exhibits attached hereto, shall survive the termination of employment and the termination of this Agreement.

14.16           Counterparts . This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

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EXECUTIVE ACKNOWLEDGEMENT. The Executive acknowledges (i) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (ii) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment. The Executive hereby agrees that his obligations set forth in Sections 7, 8, and 9 hereof and the definitions of Proprietary Information and Inventions contained therein shall be equally applicable to Proprietary Information and Inventions relating to any work performed by the Executive for the Company prior to the execution of this Agreement.

The parties have duly executed this Agreement as of the date first written above.

EXECUTIVE:

/s/ Wei Xing
Name: Wei Xing

COMPANY:

AUTOCHINA INTERNATIONAL LIMITED

By:	/s/ James Sha
Name:	James Sha
Title:	Director

EXHIBIT A

TERMINATION CERTIFICATE

This is to certify that I have returned all personal property of AutoChina International Limited (the " Company ") and the Relevant Parties, including, without limitation, all books, manuals, records, models, drawings, reports, notes, contracts, lists, blueprints, and other documents and materials, electronic data recorded or retrieved by any means, Proprietary Information, and equipment furnished to or prepared by me in the course of or incident to my employment with the Company, and that I did not make or distribute any copies of the foregoing.

I further certify that I have reviewed the Executive Employment Agreement (the " Agreement ") signed by me and that I have complied with and will continue to comply with all of its terms, including, without limitation, (i) the reporting of any Inventions or any improvement, rights, or claims related to the foregoing, conceived or developed by me and covered by the Agreement; (ii) the preservation as confidential of all Proprietary Information pertaining to the Company and the Relevant Parties; (iii) not participating in any business competitive with the business of the Company; (iv) not acting as the legal representative or an executive officer of any other company within and outside the People’s Republic of China, and (v) the reporting of any remuneration paid to me due to any employment or self-employment during the severance period, if any. This certificate in no way limits my responsibilities or the Company's rights under the Agreement.

On termination of my employment with the Company, I will be employed by [name of new employer] in the [division name] division and I will be working in connection with the following projects:

[generally describe the projects]

Date:
Print Executive's Name

Executive's Signature

EXHIBIT C

LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

No inventions or improvements

Additional Sheets Attached

Signature of Executive:

Printed Name of Executive:

Date: